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                                                                    EXHIBIT 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Avenue
Washington, DC 20549



June 10, 2002

Dear Sir/Madam:

We have read the statements made in paragraphs one, four, five, six, seven and eight of Item 4 included in the Form 8-K dated June 10, 2002 of CMS Energy Corporation, Consumers Energy Company and Panhandle Eastern Pipe Line Company to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP



cc:  Preston D. Hopper, CMS Energy Corporation